Exhibit 10.1

FINAL

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is dated as of December 31 2016, by and between WidePoint Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), and Jeffrey O. Nyweide (“Executive”).

WITNESSETH:

WHEREAS, the Company and Executive desire to provide for the employment of the Executive as the Chief Executive Officer and President of the Company, to engage in such activities and to render such services under the terms and conditions hereof; and

WHEREAS, the Company has authorized and approved the execution of this Agreement, and Executive desires to be employed by the Company under the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1. Appointment, Title and Duties.  During the Employment Term (as defined below), the Company shall employ Executive to serve as its Chief Executive Officer and President.  In such capacity, Executive shall report to the Board of Directors of the Company, and shall have such duties, powers and responsibilities as are customarily assigned to a Chief Executive Officer and President of a publicly held corporation.  In addition, Executive shall have such other duties and responsibilities as the Board of Directors may reasonably assign him, including serving with the consent or at the request of the Board of Directors as an officer or on the board of directors of affiliated corporations, provided that such duties are commensurate with and customary for a senior executive officer bearing Executive’s experience, qualifications, title and position. The Executive shall be appointed to serve as a member of the Board of Directors within ten (10) business days following the Effective Date and the Company shall, throughout the Employment Term (as defined below), nominate and recommend his election to the stockholders of the Company.

The Company and Executive understand that Executive shall maintain a home office located at Manchester Center, VT 05255 but he shall be required to spend a majority of his business time in McLean, Virginia and other Company locations to fulfill his obligations to the Company. Executive shall be reimbursed for his travel and living expenses as specified on Exhibit B in accordance with applicable written policies and guidelines of the Company. To the extent that there is a conflict between the terms of this Agreement, including Exhibit B attached hereto, and the written policies and guidelines of the Company with respect to the reimbursement of such travel and living expenses, the terms and conditions of this Agreement, including Exhibit B attached hereto, shall govern.

2. Term of Employment. The term of the Executive’s employment under this Agreement shall commence on January 1, 2017 (“Effective Date”) and shall continue until, and including, the third (3rd) anniversary of the Effective Date, unless terminated earlier in accordance with Section 6 of this Agreement or extended as set forth in this Section 2 (the “Employment Term”). Unless either party delivers written notice of non-renewal to the other party no later than 90 days prior to the end of the then effective Employment Term, the Employment Term shall automatically extend for an additional one-year period. Notwithstanding the foregoing, unless either party has previously delivered written notice of termination of the Employment Term to the other party in accordance with the terms of this Agreement, in the event that a Change in Control is consummated during the Employment Term at a point in time when less than twelve (12) months shall remain until the expiration of the then-current Employment Term, the then-current Employment Term shall automatically extend on the date of consummation of such Change in Control such that the Employment Term shall continue until, and including, the one (1) year anniversary of the consummation of the Change in Control, unless terminated earlier in accordance with Section 6 of this Agreement or extended as set forth in this Section 2.

3. Acceptance of Position; Outside Activities. Executive accepts the position of Chief Executive Officer and President, and agrees that during the Employment Term he will faithfully perform his duties and will devote substantially all of his business time and attention to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive will be permitted: (a) from time to time, to serve as a member of the board of directors of other for-profit companies, but not without the prior approval by the Board of Directors of the Company, which approval may be withheld in the sole discretion of the Board of Directors; (b) from time to time, to serve as a member of the board of directors of other non-profit associations, community associations, and not for profit groups and manage his personal investments in non-competitive entities without the approval of the Board of Directors of the Company; and (c) to participate in such outside business activities as are expressly approved by the Board of Directors and set forth on Exhibit A attached hereto; provided that, the activities described in clauses (a), (b) and (c) of this Section 3 do not interfere with the performance of Executive’s duties and responsibilities to the Company as provided hereunder.   Any compensation or remuneration which Executive receives in consideration of his service on the Board of Directors of other companies shall be the sole and exclusive property of Executive, and the Company shall have no right or entitlement at any time to any such compensation or remuneration.

4. Salary and Benefits. During the term of this Agreement:

(a) Salary. The Company shall pay to Executive a base salary at an annual rate of (i) Three Hundred Thousand Dollars ($300,000) per annum for the initial twelve (12) month period of the Employment Term; (ii) Three Hundred Twenty-Five Thousand Dollars ($325,000) per annum for the second twelve (12) month period of the Employment Term; and (iii) Three Hundred Fifty Thousand Dollars ($350,000) per annum for the third twelve (12) month period during the Employment Term. The foregoing amounts are hereafter collectively referred to as the “Base Salary” and shall be paid in approximately equal installments at intervals based on any reasonable Company policy which is consistently applied to all other executives of the Company and in accordance with applicable wage payment laws.  Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b) Annual Bonus. For each complete calendar year of the Employment Term, Executive shall be eligible to receive an annual bonus (the "Annual Bonus"). Executive's annual target bonus opportunity shall be equal to 50% of Base Salary (the "Target Bonus"), based on the achievement of performance goals mutually agreed upon by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") and the Executive; provided that, depending on results, Executive's actual bonus may be higher or lower than the Target Bonus, as determined by the Compensation Committee based on the attainment of the performance goals. If threshold performance goals are not achieved, then the Executive may not receive an Annual Bonus for such calendar year. The dollar value of the Annual Bonus shall be paid by the Company one-half in cash and one-half in common stock of the Company. All shares of common stock issued in connection with an Annual Bonus shall be fully vested as of the date of issuance. The Annual Bonus will be paid within thirty (30) days following the filing of the Company’s Form 10-K for the applicable calendar year. At the option of Executive, Executive may, in accordance with the terms and conditions of the applicable stock agreement and the applicable stock incentive plan of the Company, elect to have the number of shares of common stock of the Company Executive is to receive as part of an Annual Bonus reduced by, or Executive may tender back to the Company, an amount of shares sufficient to satisfy applicable federal, state and local, if any, withholding taxes arising from the issuance of such shares to Executive.

(c) Stock Option Grant. The Company shall, within ten (10) business days following the Effective Date, grant to Executive a stock option for the purchase of 600,000 shares of the Company’s common stock (the “Option”). The exercise price per share shall be equal to the “fair market value” of the common stock of the Company as of the date of issuance, with such “fair market value” to be equal to the last sales price on such date on the national securities exchange on which the common stock of the Company is then traded. The Option shall be evidenced by a stock option agreement between Executive and the Company, which agreement shall provide the following terms: (i) the Option will have a term of seven (7) years; (ii) subject to Executive’s continuous service status with the Company and the acceleration provisions discussed below, the Option shall vest and become exercisable at the rate of 200,000 shares of common stock of the Company (as adjusted for any stock split, combination or other similar adjustment in the issued and outstanding shares of common stock of the Company) on each annual anniversary of the Effective Date during the first three (3) years of the Employment Term; (iii) the Option will provide for the vesting schedule set forth in clause (ii) to be accelerated upon the achievement of certain performance goals to be agreed upon by Executive and the Company; (iv) the Option will provide that immediately prior to the occurrence of a Change in Control or upon the termination of Executive’s employment with the Company due to Executive’s death or disability, the termination of Executive’s employment by the Company without Cause or the voluntary resignation of Executive for Good Reason, the Option shall vest and become fully exercisable and the exercise period of the Option shall extend to 180 days following the Termination Date; and (v) the Option will allow for cashless exercise of the Option.

(d) Additional Equity Award. The Company shall, within ten (10) business days following the Effective Date, grant to Executive 300,000 restricted shares of common stock of the Company, with the vesting of the restrictions on such shares being performance-based, with such performance goals to be agreed upon by the Company and Executive. The restricted shares of common stock shall be evidenced by a restricted stock agreement between Executive and the Company. The restricted stock agreement shall provide that immediately prior to the occurrence of a Change in Control or upon the termination of Executive’s employment with the Company due to Executive’s death or disability, the termination of Executive’s employment by the Company without Cause or the voluntary resignation of Executive for Good Reason, the restrictions shall lapse and the shares shall become fully vested. At the option of Executive, Executive may, upon the vesting of any such restricted shares, elect to have the number of shares of common stock of the Company on which the restrictions have lapsed reduced by, or Executive may tender back to the Company, an amount of shares sufficient to satisfy applicable federal, state and local, if any, withholding taxes arising from the vesting of such shares.

(e) Benefits. During the Employment Term, Executive shall be eligible to participate in all health, retirement, Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs which the Company or its subsidiaries makes available to any of its senior executives. Executive shall be entitled to receive four (4) weeks of paid vacation per calendar year. In addition, Executive shall be entitled to receive the benefits set forth on Exhibit B attached hereto.

(f) Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5. Certain Terms Defined. For purposes of this Agreement:

(a) Executive shall be deemed to be “disabled” or to suffer from a “disability” if a physical or mental condition shall occur and persist which, in the written opinion of a licensed physician selected by the Board of Directors in good faith, has rendered Executive unable to perform the duties set forth in Section 1 hereof for a period of ninety (90) days or more and, in the written opinion of such physician, the condition will continue for an indefinite period of time, rendering Executive unable to return to his duties.

(b) A termination of Executive’s employment by the Company shall be deemed for “Cause” if, and only if, it is based upon the following: (i) Executive's failure, neglect or refusal to perform Executive’s material duties (in each instance, other than any such failure resulting from incapacity due to physical or mental illness); (ii) Executive's failure to comply with any valid, material and legal directive of the Board of Directors; (iii) Executive's engagement in dishonesty, illegal or disloyal conduct, or willful or grossly negligent misconduct, which is, in each case, injurious to the interests, reputation or business of the Company or its Affiliates as determined by the Compensation Committee of the Board of Directors; (iv) Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company; (v) Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) any material failure by Executive to comply with the Company's written policies or rules, as they may be in effect from time to time during the Employment Term; or (vii) Executive's material breach of any material obligation under this Agreement or any other written agreement between Executive and the Company.  The Company shall have the right to suspend Executive with pay, for a reasonable period to investigate allegations of conduct which, if proven, would establish a right to terminate this Agreement for Cause, or to permit a felony charge to be tried.  Immediately upon the conclusion of such temporary period, unless Cause to terminate this Agreement has been established, Executive shall be restored to all duties and responsibilities as if such suspension had never occurred. The Company cannot terminate Executive’s employment for Cause unless the Company has provided written notice to the Executive of the existence of the circumstances providing grounds for termination for Cause within 90 days of the Company’s knowledge of such grounds, and, if the circumstances are susceptible to cure, the Executive has had at least 30 days from the date such notice is provided to cure such circumstances; provided, however, that the Company shall be permitted to terminate Executive’s employment for Cause without any such cure period in the event of any termination based on subsections (iii) – (v) of this Section 5(b).

(c) A resignation by Executive shall not be deemed to be voluntary and shall be deemed to be a resignation with “Good Reason” if it is based upon (i) a material diminution in Executive’s title, duties, responsibilities, authority or salary; (ii) a material reduction in bonus target or benefits; (iii) a direction by the Board of Directors that Executive report to any person or group other than the Board of Directors; (iv) a requirement that the Executive relocate; or (v) the Company’s material breach of this Agreement. Executive cannot terminate Executive’s employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of Executive’s knowledge of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances if they are susceptible to cure. If Executive does not terminate Executive’s employment for Good Reason within 180 days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived Executive’s right to terminate for Good Reason with respect to such grounds.

(d) “Affiliate” means with respect to any Person, a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control, with the Person specified.

(e) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(f) A “Change in Control” occurs if in one or in a series of transactions:

(i) Any Person or related group of Persons (other than Executive and his Related Persons, the Company or a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires 33 1/3% or more of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(iii) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

        (h) “Exchange Act” means the Exchange Act of 1934, as amended.

(i) “Person” means any individual, control group as defined in the Exchange Act, corporation, partnership, limited liability company, trust, association or other entity.

(j) “Related Person” means any immediate family member (spouse, partner, parent, sibling or child, whether by birth or adoption) of the Executive and any trust, estate or foundation, the beneficiary of which is the Executive and/or an immediate family member of the Executive.

(k) “Termination Date” shall be determined as follows: (i) if the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death; (ii) if the Executive's employment hereunder is terminated on account of the Executive's disability, the date that it is determined that the Executive has a disability; (iii) if the Company terminates the Executive's employment hereunder for Cause, the last date of employment of Executive; (iv) if the Company terminates the Executive's employment hereunder without Cause, the date specified in the notice of termination; (v) if the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive's notice of termination; provided that, the Company may waive all or any part of the notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive's Termination Date shall be the date determined by the Company; and (vi) if the Executive's employment hereunder terminates due to the expiration of the Employment Term, the last date of the applicable Employment Term. Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a "separation from service" within the meaning of Section 409A of the Code (“Section 409A”).

6. Certain Benefits Upon Termination. Executive’s employment shall be terminated upon the earlier of (i) the expiration of the Employment Term; (ii) the voluntary resignation of Executive with or without Good Reason; (iii) Executive’s death or disability; or (iv) upon the termination of Executive’s employment by the Company for any reason at any time.  In the event of such termination, the provisions of Section 6(a) shall apply, and in the event of a Change in Control, the provisions of Section 6(b) shall apply.

(a) Termination Other Than in Connection with a Change in Control.

(i) Termination on or Prior to the First Anniversary of the Effective Date. If Executive’s employment by the Company terminates on or prior to the first anniversary of the Effective Date for any reason other than as a result of a termination by the Company for Cause or a voluntary resignation by Executive without Good Reason, then the Company shall pay Executive (i) a lump sum severance payment in cash equal to six (6) months of Executive’s Base Salary at the time of such termination (“Year 1 Cash Severance Payment”), and (ii) a payment equal to the product of (A) the Target Bonus and (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the "Pro-Rata Bonus"); provided that if employment terminates by reason of Executive’s death or disability on or prior to the first anniversary of the Effective Date, then Executive (or Executive’s estate, if applicable) shall solely be entitled to receive the Year 1 Cash Severance Payment under this Section 6(a)(i). The Year 1 Cash Severance Payment shall be paid within 75 days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. The Pro-Rata Bonus amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which the Termination Date occurs.

(ii) Termination Subsequent to the First Anniversary of the Effective Date. If Executive’s employment by the Company terminates subsequent to the first anniversary of the Effective Date for any reason other than as a result of a termination by the Company for Cause, a voluntary resignation by Executive without Good Reason or the expiration of the Employment Term, then the Company shall pay Executive (i) a lump sum severance payment in cash equal to twelve (12) months of Executive’s Base Salary at the time of such termination (“Full Cash Severance Payment”), and (ii) the Pro-Rata Bonus; provided that if employment terminates by reason of Executive’s death or disability, then Executive (or Executive’s estate, if applicable) shall solely be entitled to receive the Full Cash Severance Payment under this Section 6(a)(ii). The Full Cash Severance Payment shall be paid within 75 days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. The Pro-Rata Bonus amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which the Termination Date occurs.

(iii) Release and Compliance with Agreement. Notwithstanding anything in this Agreement to the contrary, Executive’s entitlement to any payments under this Section 6(a) in connection with the termination of Executive’s employment by the Company without Cause or the termination of Executive’s employment with the Company by the voluntary resignation of Executive for Good Reason shall be subject to Executive's compliance with Section 7, Section 17, Section 18 and Section 22 of this Agreement and Executive’s execution of a release of claims in favor of the Company, its Affiliates and their respective officers and directors in a form provided by the Company that is reasonably satisfactory and does not release the Company from its obligations hereunder that are intended to survive termination or vested and unforfeited rights under the Company’s employee benefit and compensation plans (including without limitation, the equity grants and the acceleration of vesting specified herein) and contains standard carveouts (the "Release") and such Release becoming effective within 60 days following the Termination Date (such 60-day period, the "Release Execution Period"), to the extent permitted by law.

(iv) Limitations. The Company shall have no liability under this Section 6(a) if Executive’s employment pursuant to this Agreement is terminated due to the expiration of the Employment Term, by the Company for Cause, or by Executive without Good Reason. If the Executive is paid under this Section 6(a), then the Executive shall not receive payments under Section 6(b).

(b) Termination in Connection with a Change in Control.

(i) General. If the Executive’s employment is terminated by the Executive or the Company for any reason within ninety (90) days prior to or twenty four (24) months following a Change in Control of the Company other than as a result of (i) a termination by the Company for Cause, (ii) a voluntary resignation by Executive without Good Reason, or (iii) the expiration of the Employment Term,  then the Company shall pay Executive (A) a lump sum severance payment in cash equal to the Full Cash Severance Payment, and (B) the Pro-Rata Bonus; provided that if employment terminates by reason of Executive’s death or disability, then Executive (or Executive’s estate, if applicable) shall solely be entitled to receive the Full Cash Severance Payment.  The Full Cash Severance Payment shall be paid within 75 days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. The Pro-Rata Bonus amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which the Termination Date occurs.

(ii) Termination Following Transition Period. In the event that a Change in Control shall be consummated and Executive shall continue to be employed by the Company or its successor on an uninterrupted basis as of the date which is the six (6) month anniversary of the effective date of the consummation of the Change in Control (“Transition Period Completion Date”), Executive shall have the option, for a period beginning with the Transition Period Completion Date and ending at 5 PM Eastern time on the two (2) month anniversary of the Transition Period Completion Date (the “Elective Termination Period”), to terminate, with or without Good Reason, Executive’s employment with the Company or its successor by providing the Company or its successor, on or prior to the end of the Elective Termination Period, with written notice of the election by Executive to exercise Executive’s option to terminate Executive’s employment pursuant to this Section 6(b)(ii), with such termination to be effective ninety (90) days subsequent to the date of receipt by the Company of such written notice. In the event that Executive shall timely exercise such option in accordance with this Section 6(b)(ii), then the Company shall pay Executive (A) a lump sum severance payment in cash equal to the Full Cash Severance Payment, and (B) the Pro-Rata Bonus. The Full Cash Severance Payment shall be paid within 75 days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. The Pro-Rata Bonus amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which the Termination Date occurs.

(iii) Release and Compliance with Agreement. Notwithstanding anything in this Agreement to the contrary, Executive’s entitlement to any payments under this Section 6(b) shall be subject to Executive's compliance with Section 7, Section 17, Section 18 and Section 22 of this Agreement and Executive’s execution of the Release and such Release becoming effective within the Release Execution Period, to the extent permitted by law.

(iv) Limitations. If Executive is paid under this Section 6(b), then the Executive shall not receive payments under Section 6(a). If Executive is paid under Section 6(b)(i), then the Executive shall not receive payments under Section 6(b)(ii). If Executive is paid under Section 6(b)(ii), then the Executive shall not receive payments under Section 6(b)(i). The Company shall have no liability under this Section 6(b) if Executive’s employment pursuant to this Agreement is terminated (A) due to the expiration of the Employment Term, (B) by the Company for Cause, or (C) except as set forth in Section 6(b)(ii), by Executive without Good Reason.

(c) Accrued Amounts. If Executive’s employment is terminated for any reason, Executive shall be entitled to receive: (i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid in accordance with the Company's customary payroll procedures; (ii) any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if the Executive's employment is terminated by the Company for Cause, then any such earned but unpaid Annual Bonus shall be forfeited; and (iii) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy.

(d) Timing of Payments. Except as expressly set forth herein, the Company shall make all payments pursuant to the foregoing subsections (a) through (c) concurrently with the Termination Date.  Any such termination payments payable hereunder shall be considered as part-consideration for the covenants provided by Executive in Section 7 below.

(e) [RESERVED]

        (f) Gross-Up.

(i) If it shall be determined that any payment, distribution or benefit received or to be received by Executive from the Company (whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with the Company or an Affiliate (“Payments”)) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment”) in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Payments and any federal, state and local income taxes and Excise Tax on the Excise Tax Gross-Up Payment provided for in this Section 6(f), shall be equal to the Payments.  In determining this amount, the amount of the Excise Tax Gross-Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes.  Finally, the Excise Tax Gross-Up Payment shall be reduced by income or Excise Tax withholding payment made by the Company or any Affiliate to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Executive.

(ii) All determinations required to be made under this Section 6(f), including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 6(f)(i) above, shall be made by the Company’s independent auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive.  Such determination of tax liability made by the Accounting Firm shall be subject to review by Executive’s tax advisor and, if Executive’s tax advisor does not agree with such determination reached by the Accounting Firm, then the Accounting Firm and Executive’s tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make such determination.  All reasonable fees and expenses of the accountants and tax advisors retained by either Executive or the Company shall be borne by the Company.  Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 6(f), shall be paid by the Company to Executive within five days after the receipt of such final determination in writing.  Any determination by a jointly designated public accounting firm shall be binding upon the Company and Executive.

(iii) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination thereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company in an amount that should have been made consistent with the calculations required to be made hereunder (“Underpayment”).  In the event that Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in Section 6(f)(i) above shall be promptly paid by the Company to or for the benefit of Executive.  In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall be repaid by the Executive to the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) within one hundred eighty (180) days from the date that Executive receives written notice of the final determination of such excess payment.

(g) COBRA. If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the 15th day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, if the Company's making payments under this Section 6(g) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 6(g) in a manner as is necessary to comply with the ACA. Notwithstanding anything to the contrary set forth herein, the rights of Executive under this Section 6(g) shall only apply following the termination of the employment of Executive other than (i) as a result of Executive’s death, (ii) by the Company for Cause, (iii) by the voluntary resignation of Executive without Good Reason, (iv) by expiration of the Employment Term or (v) by the Executive with or without Good Reason under Section 6(b)(ii).

7. Non-competition; Non-Solicitation

(a)       Executive agrees that at all times while he is employed by the Company and for a period of twelve (12) months thereafter if Executive’s employment is terminated by Executive without Good Reason, by Executive with or without Good Reason under Section 6(b)(ii) of this Agreement, or by the Company with Cause, he will not, as a principal, agent, employee, employer, consultant, stockholder, investor, director or co-partner of any person, firm, corporation or business entity other than the Company, or in any individual or representative capacity whatsoever, directly or indirectly, without the express prior written consent of the Company:

(i) engage or participate in any business whose products or services are directly competitive with that of the Company and which conducts or solicits business, or transacts with suppliers or customers located, within the United States, Great Britain or the European Union;

(ii) aid or counsel any other person, firm, corporation or business entity to do any of the above; or

(iii) become employed by a firm, corporation, partnership or joint venture which competes with the business of the Company within the United States, Great Britain or the European Union;

provided that Executive shall be permitted to provide services to a Competitive Entity (as defined below) that engages in a business whose products or services are competitive with that of the Company so long as (A) Executive does not perform, directly or indirectly, any services for that part of the business of such Competitive Entity that competes with the Company, including, but not limited to, any services performed in a supervisory role as an employee of a direct or indirect parent company of any entity performing such competitive business, and (B) the gross revenues generated by that part of the business of such Competitive Entity that competes with the Company shall not exceed ten percent (10%) of the gross revenues of such Competitive Entity, on a consolidated basis, as of either of (1) the end of the fiscal year immediately preceding the date that such employment by Executive with such Competitive Entity shall commence or (2) the end of the fiscal quarter immediately preceding the date that such employment by Executive with such Competitive Entity shall commence. For purposes of this Agreement, “Competitive Entity” shall mean any entity, including all direct and indirect parent companies, subsidiary companies and Affiliates of such entity, that engages in a business whose products or services are competitive with that of the Company.

(b)       Executive agrees that at all times while he is employed by the Company and for a period of twenty-four (24) months thereafter (“Non-Solicitation Period”) if Executive’s employment is terminated by Executive without Good Reason, by Executive with or without Good Reason under Section 6(b)(ii), or by the Company with Cause, he will not, as a principal, agent, employee, employer, consultant, stockholder, investor, director or co-partner of any person, firm, corporation or business entity other than the Company, or in any individual or representative capacity whatsoever, directly or indirectly, without the express prior written consent of the Company, knowingly request, induce or attempt to influence any then existing customer of the Company to curtail any business they are currently, or in the last 36 months have been, transacting with the Company. Furthermore, during the Non-Solicitation Period, Executive shall not, without the Company’s prior written consent, directly or indirectly, knowingly solicit or encourage or attempt to influence any employee who was employed with the Company at any time during the two (2) year period prior to the Termination Date to leave the employment of Buyer.

For purposes of the definition of stockholder or investor used in this Section 7, the Executive may hold a non-control position as stockholder or investor in the securities of publicly traded companies without the prior written consent of the Company.

(c)       Since a material purpose of this Agreement is to protect the Company’s investment in Executive and to secure the benefits of Executive’s background and general experience in the industry and to protect the Confidential Information of the Company, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Sections 7, 17, 18 or 22 of this Agreement and that any such breach may cause the Company irreparable harm. Therefore, in the event of a breach by Executive of any of the provisions of Sections 7, 17, 18 or 22 of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

(d)       Executive specifically authorizes and permits the Company to provide any Person with which Executive serves (or may serve) as an employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise with a copy of this Agreement or a general description of some or all of the terms of this Agreement.

8. Indemnification. The Company shall indemnify Executive and hold him harmless from and against all claims, losses, damages, expenses or liabilities (including expenses of defense and settlement) based upon or in any way arising from or connected with his employment by the Company or his service as a member of the Board of Directors, to the maximum extent permitted by law.  To the fullest extent permitted by law, the Company shall advance to Executive all expenses necessary in connection with the defense of any action or claim which is brought if indemnification cannot be determined to be available prior to the conclusion of such action or the investigation of such claim.  The Company hereby represents that it maintains and will continue to maintain during the Employment Term (and for the applicable statute of limitations thereafter) director and officer insurance in an amount of no less than One Million Dollars ($1,000,000) in coverage and shall include Executive as an insured in any directors’ and officers’ insurance policy it maintains. The provisions of this Section 8 shall survive any termination or expiration of this Agreement.

9. Attorney Fees and Costs. In the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and costs.

        10. Notices. All notices and other communications provided to either party hereto under this Agreement shall be in writing and delivered by certified or registered mail, postage prepaid, or by national overnight delivery service (such as Federal Express), to such party at its/his address set forth below its/his signature hereto, or at such other address as may be designated by either party in conformity with the provisions of this Section 10, with any such notices being deemed given when actually received by the recipient.

11. Construction. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provisions.  In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders as appropriate.  Without limitation to the foregoing, nothing in this Agreement is intended to violate the Sarbanes-Oxley Act of 2002, and to the extent that any provision of this Agreement would constitute such a violation, such provision shall be modified to the extent required by such Act, or, to the extent that such provision cannot be so modified and is found to be invalid or unenforceable, the remaining terms and provisions shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereof.

12. Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

13. Governing Law; Arbitration; Jury Trial Waiver.

(a)       This Agreement, and any statements, conduct, claims, causes of action, liabilities or other matters relating to or arising out of or in connection with this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to choice of law or conflict of law principles.

(b)       Except as set forth in Section 7(c), Executive and Company agree that in the event a dispute arises concerning or relating, directly or indirectly, to the interpretation, application or enforcement of this Agreement, such dispute shall be submitted to binding arbitration in accordance with the employment arbitration rules of the American Arbitration Association (“AAA”) by a single impartial arbitrator experienced in employment law selected as follows: if Company and Executive are unable to agree upon an impartial arbitrator within ten days of a request for arbitration, the parties shall request a panel of employment arbitrators from AAA and alternatively strike names until a single arbitrator remains. The arbitration shall take place in Washington, D.C., and both Executive and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with AAA’s rules and procedures. To the maximum extent permitted by law, Executive and the Company further agree that arbitration as provided for in this section will be the exclusive remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law. The parties further agree that the award of the arbitrator shall be final and binding on both parties. The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate. The Company and Executive will bear in equal shares any filing fees and costs of the arbitration proceeding itself (for example, arbitrators’ fees, conference room, transcripts), but each party shall be responsible for its own attorneys’ fees (except as set forth in Section 9 of this Agreement). THE COMPANY AND EXECUTIVE ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE IRREVOCABLY AND UNCONDITIONALLY WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

14. Entire Agreement. This Agreement (together with the stock option agreement and the restricted stock agreements referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among Executive and the Company, with respect to the subject matter hereof.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns. Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company.

16. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

17. Non-Disparagement. Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. The Company and its directors and executive officers will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Executive. This Section 17 does not, in any way, restrict or impede Executive or the Company and its officers and directors from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive or the Company shall promptly provide written notice of any such order to the Chief Financial Officer of the Company or the Executive, as applicable.

18. Confidential Information. Executive acknowledges that the information, data and trade secrets (collectively, “Confidential Information”) obtained by Executive during the course of Executive’s performance under this Agreement concerning the business or affairs of the Company are the property of the Company. For purposes of this Agreement, “trade secret” means any method, program or compilation of information which is used in the Company’s business, including, but not limited to: (a) techniques, plans and materials used by the Company, (b) marketing methods and strategies employed by the Company, and (c) all lists of past, present or targeted customers, clients, suppliers, business partners, teaming members and/or other Persons who have done business with the Company. Executive agrees that Executive will not, during the term of Executive’s employment with the Company and for a period of twenty-four (24) months thereafter, disclose to any unauthorized Person or use for Executive’s own account any of such Confidential Information without the written consent of the Company. Executive agrees to deliver to the Company at the termination of Executive’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company which Executive may then possess or have under Executive’s control. Notwithstanding the terms of this Agreement, Confidential Information may be disclosed by Executive when and to the limited extent compelled by written notice from a government agency or when and to the limited extent compelled by legal process or court order by a court of competent jurisdiction, provided that, to the extent legally permissible, Executive shall give the Company prompt written notice of such request or order and the Confidential Information to be disclosed as far in advance of its disclosure as possible so that the Company may seek appropriate an protective order. Notwithstanding the terms of this Agreement, Executive may disclose the Confidential Information of the Company in connection with the proposed performance by Executive of Executive’s duties under this Agreement, subject to the Company’s prior approval. Confidential Information does not include information which (a) is generally known to the industry or the public other than as a result of a breach of this Agreement or any other agreements by Executive, or (b) is or becomes available to Executive on a non-confidential basis from a source other than the Company or its subsidiaries or Affiliates or their respective directors, employees or agents.

19. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

20. Survival. The respective rights and obligations of the parties hereunder, including under Sections 7, 17, 18, 20, 21, 22, 24 and 25 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

21. Resignation of Offices. Promptly following the termination of Executive’s employment with the Company for any reason other than his death, Executive shall promptly deliver to the Company reasonably satisfactory evidence of Executive’s resignation from all positions that Executive may then hold as an employee, officer or director of the Company or any Affiliate.

22. Disclosure and Assignment to Company of Inventions and Innovations.

(a) Executive agrees to disclose and assign to the Company as the Company’s exclusive property, all inventions and technical or business innovations, including but not limited to all patentable and copyrightable subject matter (collectively, the “Innovations”) developed, authored or conceived by Executive solely or jointly with others during the period of Executive’s employment, including during Executive’s employment prior to the date of this Agreement, (1) that are along the lines of the business, work or investigations of the Company to which Executive’s employment relates or as to which Executive may receive information due to Executive’s employment with the Company, or (2) that result from or are suggested by any work which Executive may do for the Company or (3) that are otherwise made through the use of Company time, facilities or materials. To the extent any of the Innovations is copyrightable, each such Innovation shall be considered a “work for hire.”

(b) Executive agrees to execute all necessary papers and otherwise provide proper assistance (at the Company’s expense), during and subsequent to Executive’s employment, to enable the Company to obtain for itself or its nominees, all right, title, and interest in and to patents, copyrights, trademarks or other legal protection for such Innovations in any and all countries.

(c) Executive agrees to make and maintain for the Company adequate and current written records of all such Innovations.

(d) Upon any termination of Executive’s employment, employee agrees to deliver to the Company promptly all items which belong to the Company or which by their nature are for the use of Company employees only, including, without limitation, all written and other materials which are of a secret or confidential nature relating to the business of the Company.

(e) In the event the Company is unable for any reason whatsoever to secure Executive’s signature to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign application for letters patent or copyright for any Innovation, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the assignment, prosecution, and issuance of letters patent or registration of copyright thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

23. Amendment. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.  Notwithstanding anything in this Agreement to the contrary, the Company shall unilaterally have the right to amend this Agreement to comply with Section 409A of the Code so long as such amendment does not impair the rights of the Executive (in which case they shall reasonably cooperate); provided that any adjustment in the timing of the payments to be received by Executive hereunder shall not be deemed to be an impairment of the rights of Executive.

24. Tolling. Should Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which Executive ceases to be in violation of such obligation.

25. Section 409A.

(a) General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b) Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c) Reimbursements. Solely to the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)       the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)       any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Agreement shall be effective as of the date specified in the first paragraph of this Agreement.

WIDEPOINT CORPORATION:

/s/ Steve L. Komar
Name: Steve L. Komar
Title: Executive Chairman

EXECUTIVE:

/s/ Jeffrey Nyweide
Name: Jeffrey Nyweide

EXHIBIT A

OUTSIDE ACTIVITIES

Name of Business	Type of Business	Activities of Employee
Boorn Brook Farm	Vacation/rental property	Owner
Village Picture Shows Inc.	Movie theater	Owner
SMG/Insignia Promotions	Promotional products	Advisor
Ragan Communications	Communications/public relations	Advisor

EXHIBIT B

Supplemental Executive & Senior Officer Benefits:

Reimbursement of all ordinary and necessary expenses associated with performing the Northern Virginia area on-site duties of the CEO, including budgeted travel and expenses to Company offices including all travel expenses from a Vermont office, in accordance with applicable written policies and guidelines of the Company. Grossed up for any applicable taxes. To the extent that there is a conflict between the terms of this Exhibit B and the written policies and guidelines of the Company with respect to the reimbursement of such travel and living expenses, the terms and conditions of this Exhibit B shall govern.

Reimbursement for Travel
	Air Travel	Domestic	Coach
		International	Business

	Air Club Membership		Included

	Parking/Auto Allowance		Included

Equipment
	Home Office		$600/month
PC, Printer, Fax, PDA
High Speed Internet, Phone

Annual physical			$2,500

Legal/Professional Fees	One-Time Reimbursement as of Date of Original Employment		$10,000